EX-99.d.1.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement between DELAWARE GROUP CASH RESERVE and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), entered into as of the 4th day of January, 2010 (the “Agreement”), amended as of the [_] day of January, 2016, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

		Management Fee Schedule (as a
		percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
Delaware Investments Ultrashort Fund	January 5, 2016	0.30%

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP CASH RESERVE
a series of Delaware Management Business Trust

By:		By:
Name:	Daniel Geatens	Name:	Shawn Lytle
Title:	Vice President	Title:	President and Chief Executive Officer